Exhibit 21.1

STARTENGINE CROWDFUNDING, INC.

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of StartEngine Crowdfunding, Inc. at April 6, 2022:

Name of Company	State of Organization
StartEngine Assets LLC	Delaware
StartEngine Capital LLC	Delaware
StartEngine Primary LLC*	Delaware
StartEngine Secure LLC	Delaware

*operates an alternative trading system, branded as “StartEngine Secondary”.

The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.